UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 31, 2013

CHEROKEE INC.

(Exact name of registrant as specified in its charter)

Delaware	1-18640	95-4182437
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5990 Sepulveda Boulevard

Sherman Oaks, California 91411

(Address of Principal Executive Offices) (Zip Code)

(818) 908-9868

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

Asset Purchase Agreement with Strategic Partners

On January 31, 2013, Cherokee Inc. (“Cherokee”) and Strategic Partners, Inc. (the “Seller”) entered into an asset purchase agreement (the “Asset Purchase Agreement”).  Pursuant to the Asset Purchase Agreement, Cherokee acquired from the Seller various rights relating to the Cherokee brand in the category of school uniforms and apparel (the “Assets”) in exchange for a cash payment of $4.25 million (the “Purchase Price” and such transaction, the “Acquisition”).  The Acquisition closed on January 31, 2013.  The Asset Purchase Agreement contains various covenants, indemnities and representations and warranties that are customary for transactions of this type.  Cherokee previously sold the Assets to the Seller in July 1995.

The foregoing summary description of the Asset Purchase Agreement and the Acquisition does not purport to be complete and is subject to and qualified in its entirety by reference to the terms and conditions of the Asset Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by this reference.

Amendment to Restated License Agreement with Target

In connection with the Acquisition, Cherokee and Target General Merchandise, Inc. (“Target”) entered into an amendment (the “Target Amendment”) to the Restated License Agreement entered into between Cherokee and Target as of February 1, 2008 and previously amended as of December 1, 2011 (the “Target License Agreement”).  The Target Amendment became effective concurrently with the closing of the Acquisition on January 31, 2013.

Pursuant to the Target Amendment, (i) the product categories contemplated by the Target License Agreement were expanded to include the category of children’s school uniforms, (ii) Target agreed to pay Cherokee an annual royalty rate for its sales of Cherokee-branded children’s school uniforms products in the United States equal to 2% of Target’s net sales of such products and subject to a minimum annual royalty of $800,000 (the “Minimum Royalty”), (iii) the term applicable to the children’s school uniforms category under the Target License Agreement shall continue through January 31, 2016 (the “Initial Term”), and (iv) the Initial Term shall automatically renew for successive two year terms in the event that (a) Target’s net sales of Cherokee-branded children’s school uniforms for the prior fiscal year period are sufficient to meet the Minimum Royalty and (b) Target does not provide Cherokee with its notice to terminate the children’s school uniform portion of the Target License Agreement as of the end of the Initial Term, which notice must be provided by Target on or before January 31, 2015 to be effective.

The foregoing summary description of the Target Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the terms and conditions of the Target Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by this reference.

Amendment to Credit Agreement and Note with JP Morgan Chase

Also in connection with the Acquisition, effective January 31, 2013, Cherokee and JP Morgan Chase Bank N.A. (the “Bank”) entered into amendments (the “Loan Agreement Amendments”) to the credit agreement (the “Credit Agreement”) and the term note (the “Note”) entered into between Cherokee and the Bank as of September 4, 2012. Pursuant to the Loan Agreement Amendments, the aggregate principal amount that may be borrowed from the Bank pursuant to the Note was increased from $13 million to $16.6 million.  The Loan Agreement Amendments were conditioned on, and became effective following, the execution and delivery of the Target Amendment and the consummation of the Acquisition.  Cherokee increased the aggregate amount outstanding under the Note by the amount of the Purchase Price, or $4.25 million, to $16.6 million concurrently with its payment of the Purchase Price on January 31, 2013.  Pursuant to the Loan Agreement Amendments, the principal outstanding under the Note is to be repaid on a quarterly basis, commencing on November 20, 2012 and continuing through August 31, 2017, in equal principal installments of (i) $650,000 for the period ending on February 28, 2013 and (ii) $886,111 thereafter.

The foregoing summary description of the Loan Agreement Amendments does not purport to be complete and is subject to and qualified in its entirety by reference to the terms and conditions of the Loan Agreement Amendments, copies of which are attached hereto as Exhibits 10.2 and 10.3 and are incorporated herein by this reference.

Item 2.01              Completion of Acquisition or Disposition of Assets.

Reference is made to the disclosure regarding the Asset Purchase Agreement and the Acquisition set forth under Item 1.01 above.

Item 2.03              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosure regarding the Loan Agreement Amendments set forth under Item 1.01 above.

Item 8.01              Other Events.

On February 4, 2013, Cherokee issued a press release announcing the Acquisition.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
2.1	Asset Purchase Agreement, by and between Cherokee Inc. and Strategic Partners, Inc., dated as of January 31, 2013*(1)
10.1	Amendment No. 2 to Restated License Agreement, by and between Cherokee Inc. and Target General Merchandise, Inc., effective as of January 31, 2013*
10.2	First Amendment to Credit Agreement, by and between Cherokee Inc. and JPMorgan Chase Bank, N.A., dated as of January 31, 2013*
10.3	First Amendment to Term Note, executed by Cherokee Inc. in favor of JPMorgan Chase Bank, N.A., dated as of January 31, 2013*
99.1	Press Release of Cherokee Inc., dated February 4, 2013*

*Filed herewith.

(1) Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. Cherokee agrees to furnish a supplemental copy of any omitted schedules or exhibits to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEROKEE INC.

February 6, 2013	By:	/s/ Mark DiSiena
Mark DiSiena
Chief Financial Officer